UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2004

SOBIESKI BANCORP, INC. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	0-25518 (Commission File Number)	35-1942803 (IRS Employer Identification No.)
2930 W. Cleveland Road, South Bend, Indiana (Address of principal executive offices)	46628 (Zip Code)

Registrant's telephone number, including area code (574) 271-8300

N/A (Former name or former address, if changed since last report)

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Item 5. Other Events and Regulation FD Disclosure

         On April 26, 2004, MFB Corp. and Sobieski Bancorp, Inc. ("Sobieski") jointly announced the signing of a definitive agreement pursuant to which MFB Financial, MFB Corp.'s federal savings association subsidiary, will acquire certain assets and assume certain liabilities (the "Acquisition") of Sobieski Bank, Sobieski's federal savings association subsidiary.

         Under the terms of the agreement, MFB Financial will pay Sobieski Bank $1,026,682 (subject to certain adjustments). As of December 31, 2003, Sobieski Bank had approximately $110.5 million of assets and approximately $106.1 million of liabilities. Among items excluded from the Acquisition under the agreement are approximately $7.6 million (net book value after allowances and charge-offs as of January 31, 2004) of troubled and/or substandard assets, including certain commercial loans, real estate owned, assets seized in connection with litigation related to fraudulent activity affecting Sobieski Bank, and other items. These excluded assets are expected to be liquidated in an orderly manner, after which time Sobieski Bancorp will be liquidated and the net proceeds after expenses distributed to its shareholders. No assurance can be given that the excluded assets will be liquidated at or near their net book value after allowances and charge-offs.

         The Acquisition is expected to close in the third quarter of 2004 subject to certain conditions, including the approval of the shareholders of Sobieski and the approval of regulatory authorities.

         The agreement for the Acquisition is attached hereto as Exhibit 2 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.
	2	Purchase and Assumption Agreement by and between MFB Financial, Sobieski Bank, and Sobieski Bancorp, Inc. dated April 25, 2004.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SOBIESKI BANCORP, INC.
Date:	April 28, 2004	By:	/s/ Steven C. Watts Steven C. Watts President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
2	Purchase and Assumption Agreement dated April 25, 2004

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